UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2012

NEUTRAL TANDEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33778	31-1786871
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 West Adams Street

9th Floor

Chicago, Illinois 60661

(Address of principal executive offices, including Zip Code)

(312) 384-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Neutral Tandem, Inc. d/b/a Inteliquent (the “Company”) has been engaged in a contractual dispute with one of its largest customers relating to the termination of certain long distance traffic. As previously disclosed, the Company and the customer previously reached a preliminary verbal agreement to settle the dispute. On December 11, 2012, the Company and the customer definitively agreed to settle the dispute, effective as of December 3, 2012. As part of the settlement, the Company will make a one-time payment of $9.0 million to the customer. In expectation of this settlement, the Company previously recorded a $9.0 million expense in the three month period ended September 30, 2012.

In addition to the settlement, the Company and the customer have also agreed to new terms that govern a portion of their commercial relationship. As a result, the Company will continue to provide voice services to the customer, but at pricing that is significantly lower than the previous rate structure. In addition, the Company will pay the customer a significant amount for certain long distance traffic that terminates to the customer’s network. The new terms are effective retroactively as of October 5, 2012.

A press release announcing the settlement is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release issued December 11, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUTRAL TANDEM, INC.

/s/ Richard L. Monto
Date: December 11, 2012	Name:	Richard L. Monto
	Title:	General Counsel, Senior Vice President and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued December 11, 2012.